UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-09079

                       REVENUE PROPERTIES COMPANY LIMITED
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

131 BLOOR STREET W., SUITE 300, TORONTO, ONTARIO, CANADA M5S 1R1 (416) 963-8100
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    (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                                  COMMON SHARES
                                  -------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [_]         Rule 12h-3(b)(1)(i)      [_]
         Rule 12g-4(a)(1)(ii)     [_]         Rule 12h-3(b)(1)(ii)     [_]
         Rule 12g-4(a)(2)(i)      [X]         Rule 12h-3(b)(2)(i)      [_]
         Rule 12g-4(a)(2)(ii)     [_]         Rule 12h-3(b)(2)(ii)     [_]
                                              Rule 15d-6               [_]

Approximate number of holders of record as of the certification or notice date:
238 HOLDERS RESIDENT IN THE UNITED STATES.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Revenue Properties Company Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     July 27, 2004                      By:  /s/ K. (Rai) Sahi
                                                  ------------------------------
                                                  Name: K. (Rai) Sahi
                                                  Title: Chairman


                                             By:  /s/ Paul Miatello
                                                  ------------------------------
                                                  Name: Paul Miatello
                                                  Title: Vice-President, Finance